Accountants' Consent
                 --------------------






The Board of Directors
Harbor Federal Bancorp, Inc.:




We consent to the incorporation by reference in the Registration Statement on Form S-8 of Harbor Federal Bancorp, Inc. of our report dated May 8, 2000, relating to the consolidated statements of financial condition of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000 which report is included in the March 31, 2000 annual report on Form 10-KSB of Harbor Federal Bancorp, Inc.





                                  /s/ KPMG LLP



Baltimore, Maryland
June 14, 2000